Exhibit 4.1

Agreement

between

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

and

Sytner Group Limited

Our ref: 65364v3(A27)/CDD/LB/NWWMID

THIS IS AN IMPORTANT DOCUMENT WHICH SETS OUT THE TERMS AND CONDITIONS OF THE FACILITY. WE RECOMMEND THAT YOU TAKE INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY DOUBTS REGARDING THE TERMS AND CONDITIONS OUTLINED.

THIS AGREEMENT is made between:-

(1)	Sytner Group Limited; and

(2)	The Royal Bank of Scotland plc (“RBS”) acting as agent for National Westminster Bank Plc.

by which it is agreed as follows:-

1	PURPOSE AND DEFINITIONS

1.1	This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower for (i) the refinance the £45,000,000 loan made available to the Borrower by the Bank in an agreement dated 28 February 2003 as amended and increased in a supplemental agreement dated 25 May 2004 and maintained under account number 81338, (ii) the costs involved with the Acquisition and (iii) the purpose of its business a multi-option facility of £70,000,000 which may be utilised by the Borrower by way of any of the following options:-

(a)	Short Term Fixtures in Sterling and/or Foreign Currency; and

(b)	Bonds in Sterling and/or Foreign Currency.

1.2	In this Agreement unless the context otherwise requires:-

“Acquisition” means the acquisition by the Borrower of the issued share capital of the Target and, if appropriate, its Subsidiaries;

“Bank” means National Westminster Bank Plc, which is the lender under this Agreement and the “Bank” means its successors and assigns;

“Bank Indebtedness” means the Facility and the Fixed Rate Loan;

“Bank Office” means the office of RBS acting as agent for the Bank at 5th Floor 2 St Philips Place, Birmingham B3 2RB or such other office/address as the Bank may notify to the Borrower from time to time;

“Base Accounts” means the audited financial statements of the Borrower and the consolidated audited financial statements of the Group for the period ended 31 December 2004;

“Bond” means any bond, guarantee, loan note guarantee, indemnity or other form of undertaking issued or to be issued by the Bank under the Facility;

“Borrower” means Sytner Group Limited, Company Number 2883766;

“Business Day” means:-

(a)	for the purposes of rate fixing/drawing/payments in relation to Fixtures in euros a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) is operating; and

(b)	for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in London and, in the case of a Foreign Currency, in the principal financial centre for that Foreign Currency;

“Change of Control” means any event or circumstance whereby 51% or more of the equity share capital of the Borrower becomes beneficially owned by any one person or any group of persons acting in concert other than United Auto Group Inc. or its Subsidiaries;

“Commitment Period” means the period commencing on the date this Agreement is signed on behalf of the Bank and ending on the Expiry Date;

“euro” and the sign "€” means the single currency adopted or to be adopted by participating member states under the Treaty establishing the European Union;

“Expiry Date” means 31 August 2011;

“Event of Default” means any of the events described in Clause 14;

“Facility” means the committed multi-option facility made available or to be made available on the terms and conditions set out in this Agreement;

“Facility Limit” means £70,000,000 to the extent not cancelled or reduced under this Agreement;

“Finance Document” means:-

(a)	this Agreement;

(b)	any documents held or required to complete the security referred to in Clause 12.1; or

(c)	any other document designated as such by the Bank and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (otherwise than on a non-recourse basis);

(f)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above.

“Financial Markets” means the Bank’s Financial Markets Department at such address as the Bank may notify to the Borrower from time to time;

“Fixed Rate Loan” means the fixed rate loan of £30,000,000 made available to the Borrower by the Bank in an agreement dated on or around the date of this Agreement to assist with (i) the refinance the £45,000,000 loan made available to the Borrower by the Bank in an agreement dated 28 February 2003 as amended and increased in a supplemental agreement dated 25 May 2004 and maintained under account number 81338 and (ii) the costs involved with the Acquisition;

“Fixture” means any short term fixture drawn under the Facility;

“Foreign Currency” means the euro and any other currency (other than Sterling) which is freely convertible and transferable into Sterling and readily available in the London Interbank Market;

“Franchises” means any franchise detailed in Schedule 3;

“GAAP” means generally accepted accounting practice in the United Kingdom;

“Group” means at any time the Borrower and its Subsidiary Undertakings at such time;

“Mandatory Costs” means such costs as the Bank determines are necessary to compensate the Bank for complying with any reserve asset and/or special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England, the Financial Services Authority (or any successor or other similar regulatory authority) including a requirement for the payment of any fees to the Financial Services Authority (whether or not any such requirements have the force of law);

“Margin” means, subject to the attached Schedule 1, an initial rate of 0.85%;

“Material Adverse Effect” means a material adverse effect on:-

(a)	the business or financial condition of the Group as a whole;

(b)	the ability of the Borrower to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of any Finance Document;

“Material Franchising Agreement” means a franchising agreement entered into by any member of the Group:-

(a)	where the profits attributable to or generated under such franchising agreement are equal to or greater than 10 per cent. of the aggregate profits of the Group; or

(b)	where the turnover attributable to or generated under such franchising agreement is equal to or greater than 10 per cent. of the aggregate turnover of the Group;

“Material Subsidiary” means the Borrower, and each Subsidiary of the Borrower:-

(a) whose profits are equal to or greater than 10 per cent. of the aggregate profits of the Group; or

(b) whose turnover is equal to or greater than 10 per cent. of the aggregate turnover of the Group; or

(c)	whose assets have a value equal to or greater than 10 per cent. of the aggregate value of all assets owned by the Group.

“Maximum Liability” means in respect of each Bond, the maximum amount that may become payable by the Bank to the beneficiary under it (whether present or future, actual or contingent);

“Sale” means the sale of the whole or a substantial part of the business, assets and undertaking of the Borrower;

“Sale and Purchase Agreement” means the agreement dated 31 August 2006 and made between (1) Peter Whale, Peter Whale and Andrea Whale as trustees of the Peter Whale Trust Settlement 1994, Henry Whale, Max Whale and Interamericana Trading Corp and (2) Sytner Group Limited in connection with the Acquisition;

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

“Sterling” and the sign "£” mean the lawful currency of the United Kingdom;

“Stocking Facility” means any facility provided to a member of the Group for vehicle stock, used demonstrators and/or consignment stock;

“Subsidiary” shall have the meaning ascribed to it in Section 736 of the Companies Act 1985;

“Subsidiary Undertaking” shall have the meaning ascribed to it in Section 258 of the Companies Act 1985; and

“Target” means Ryland Group Limited, Company Number 4813103.

1.3	Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

2	LIMITS AND UTILISATION

2.1	The total utilisation under the Facility at any time shall not exceed the Facility Limit and the Bank is not obliged to allow or continue to allow any utilisation in excess of agreed limits. The Sterling equivalent of any Foreign Currency amount shall be used for this purpose and shall be calculated by reference to the market rate of exchange, as determined by the Bank, for the relevant Foreign Currency against Sterling on any relevant day.

2.2	Utilisation of the Facility will be calculated as the total of:-

(a)	the aggregate of Fixtures outstanding or in course of being drawn; and

(b)	the Maximum Liability of Bonds issued and in course of being issued.

2.3	The Bank may refuse any utilisation which would result in the Facility Limit being exceeded.

2.4	If the Bank does allow any utilisation which results in the Facility Limit being exceeded, it will not mean that the relevant limit has changed or that the Bank will agree to any other utilisation which would have that effect.

3	SHORT TERM FIXTURES

3.1	Each request for a Fixture shall be made to Financial Markets specifying:-

(a)	the amount of the Fixture which shall not be less than £250,000 or the Foreign Currency equivalent thereof or such other amount which is acceptable to the Bank;

(b)	the date on which the Fixture is required, which must be a Business Day; and

(c)	the duration of the Fixture which shall be one week or one, three or six months (or such other period which is acceptable to the Bank).

Each request shall be unconditional and irrevocable and shall unless otherwise mutually agreed require to be received in respect of a Fixture denominated in Sterling not later than 11 a.m. (London Time) on the date on which the Fixture is required and in respect of a Fixture denominated in Foreign Currency not later than 11 a.m. (London Time) two Business Days before the date on which the Fixture is required.

3.2	In the event of the Borrower requesting a Fixture in a Foreign Currency which in the sole determination of the Bank is not available in the London Interbank Market, the Borrower shall be advised immediately of such non-availability and shall have the option of either requesting the relevant Fixture in a different Foreign Currency or cancelling the relative request.

3.3	Subject to Clause 5, the amount of each Fixture shall be debited to a specifically designated account in the name of the Borrower with the Bank and if the Borrower maintains an account with the Bank then the Bank may credit the proceeds of the Fixture to such account. Otherwise the proceeds shall be distributed in accordance with the Borrower’s instructions. The details thereof shall be confirmed to the Borrower in writing by the Bank.

3.4	The Borrower shall in respect of each Fixture pay to the Bank:-

(a)	in the case of a Fixture denominated in Sterling interest at a percentage rate per annum which is equivalent to the aggregate of:-

(i)	the Margin;

(ii)	the rate at which Sterling deposits of comparable amount to the relevant Fixture and for the period of such Fixture are offered by the Bank to leading banks in the London Interbank Market at or about 11 a.m. (London Time) on the date on which the Fixture is required; and

(iii)	Mandatory Costs; and

(b)	in the case of a Fixture denominated in Foreign Currency interest at a percentage rate per annum which is equivalent to the Margin above the rate at which deposits in the relative Foreign Currency of comparable amount to the relevant Fixture and for the period of such Fixture are offered by the Bank to leading banks in the London Interbank Market at or about 11 a.m. (London Time) on the day which is two Business Days before the date on which the Fixture is required.

A certificate by the Bank as to the amount of such cost shall be conclusive in the absence of manifest error

3.5	Interest shall be calculated on a daily basis and on a year of 365 days in the case of a Fixture denominated in Sterling and on a year of 360 days (or such other period as may be determined by the Bank to reflect market convention for the relevant Foreign Currency) in the case of a Fixture denominated in Foreign Currency and shall be paid six monthly and on maturity of the Fixture.

3.6	If the Bank is unable (whether due to any change in operation or structure of the London Interbank Market or any other reason) to quote a London Interbank Market the Bank shall offer a rate:-

(a)	equal to the aggregate of

(i)	the Margin per annum above the rate representing the cost to the Bank of funding the Fixture from whatever source it may reasonably select; and

(ii)	Mandatory Costs in the case of a Fixture denominated in Sterling; and

(b)	equivalent to the Margin per annum above the rate representing the cost to the Bank of funding the Fixture from whatever source it may reasonably select in the case of a Fixture denominated in Foreign Currency.

The Bank shall promptly notify the Borrower of any such circumstances and the rate to apply.

3.7	At any time after an Event of Default has occurred, which has not been waived or remedied, the Bank shall be entitled to charge interest at a rate of 2.25% per annum above the rate determined by the Bank in terms of Clause 3.4 (or such other rate as may be determined by the Bank and notified to the Borrower from time to time) on the aggregate of the Fixtures and any outstanding interest up to the earlier of (i) the date on which such Event of Default has been remedied and (ii) the date on which the Fixtures and any other amounts outstanding under this Agreement have been paid in full. Interest shall be payable at the rate both before and after demand, court decree or judgment.

3.8	Each Fixture shall be repaid on maturity together with interest accrued thereon by payment of the relative amount to Financial Markets.

4	BONDS

4.1	Each request for a Bond shall be by way of notice in writing to the Bank Office (unless otherwise agreed between the Borrower and the Bank) incorporating details of the Bond required.

4.2	Each Bond shall be for a purpose and drawn in a manner which the Bank, at its sole discretion, considers acceptable and the Bank reserves the right in any event not to issue a particular Bond.

4.3	Prior to the issue of a Bond the Bank will require the Borrower to provide a counter indemnity(ies) in the Bank’s preferred form.

4.4	The Bank’s Maximum Liability under a Bond shall be treated as reduced for the purposes of this Agreement only when and to the extent that:-

(a)	the Bank has received written confirmation from the beneficiary of the Bond of the amount of such reduction; or

(b)	the Bank has made a payment under the Bond and the terms of the Bond allow for the Bank’s Maximum Liability thereunder to be irrevocably reduced by the amount of any such payment; or

(c)	the Bank is otherwise satisfied that its Maximum Liability under the Bond has been irrevocably reduced.

4.5	The Bank’s Maximum Liability under a Bond shall be treated as extinguished for the purposes of this Agreement only when and to the extent that:-

(a)	the Bank has received written confirmation from the beneficiary of the Bond that the Bank’s Maximum Liability under the Bond has been extinguished and/or the Bond is returned to the Bank; or

(b)	the Bank has settled its Maximum Liability under the Bond in full; or

(c)	in the case of a Bond in favour of a beneficiary in the United Kingdom, the expiry date (if any) stated in the Bond has passed with no claim having been made on the Bank; or

(d)	the Bank is otherwise satisfied that its Maximum Liability under the Bond has been extinguished.

4.6	The Borrower shall pay commission on the Bank’s Maximum Liability in terms of each Bond as follows:-

(a)	in relation to a Bond denominated in Sterling to a beneficiary in the United Kingdom at a rate of 0.85% per annum or part thereof; and

(b)	in relation to a Bond denominated in Foreign Currency or a Bond to a beneficiary outside the United Kingdom, the Borrower shall pay commission at the Bank’s standard documentary services tariff applicable at the time of the request or such other tariff as may be agreed between the Borrower and the Bank.

Such commission, which will accrue from the date on which the Bank enters into the Bond until the Bank’s liability ceases, shall be payable annually in advance. Commission shall be paid in Sterling, calculated by reference to the market rate of exchange of the Bank for the relevant Foreign Currency against Sterling.

In addition, the Borrower will be responsible for the payment of all other charges made from time to time in accordance with the Bank’s standard documentary services tariff, or such other tariff as may be agreed between the Borrower and the Bank.

The Borrower will be notified of any variation to the commission rate by the Bank giving 30 days’ notice in writing.

5	AVAILABILITY, CANCELLATION AND MANDATORY PREPAYMENT

5.1	Without prejudice to the other provisions of this letter the Bank agrees to make the Facility available on a committed basis for utilisation during the Commitment Period.

5.2	At any time during the 30 days prior to the Expiry Date the Borrower may request (or the Bank may offer) to renew the Facility for a further period, subject to the Bank undertaking a full credit assessment and further documentation. If the Facility is not renewed before the Expiry Date then any undrawn element of the Facility may be unconditionally cancelled by the Bank at any time.

5.3	Notwithstanding any of the terms and conditions in this Agreement, the Borrower may by notice to be received by the Bank at the Bank Office cancel any part of the Facility then undrawn (this part to be £250,000 or an integral multiple thereof). This notice shall be unconditional and irrevocable.

5.4	Notwithstanding any other provision of this Agreement, if there is:

(a)	a Change of Control; or

(b)	a Sale;

then the Bank may in its sole discretion and by notice in writing to the Borrower, demand the repayment of the Facility, whereupon the Facility shall become immediately due and payable, together with all accrued interest thereon and all other funding or other costs, loss, liability or expense which the Bank shall certify as sustained or incurred by it as a consequence of the repayment or prepayment.

6	PAYMENTS

6.1	All payments to be made by the Borrower under this Agreement shall be made on the due date, in immediately available funds or, in the case of Foreign Currency payments, such other funds as may for the time being be customary for the settlement of international banking transactions in the relative Foreign Currency, to the account of the Bank or such correspondent bank as the Bank may direct or otherwise as the Bank may direct. Subject to the provisions of Clause 6.4 all payments relative to a utilisation shall, unless otherwise agreed by the Bank, be made in the currency of the utilisation and any payments made in a different currency will be converted to the currency of the utilisation at the prevailing market rate of exchange as determined by the Bank on the date of receipt.

6.2	All payments to be made by the Borrower under this Agreement shall be made free and clear of any deduction whatsoever whether of present or future taxes, stamp duty or other charges unless the Borrower is required by law to make such a payment subject to any deduction or withholding in which case the relevant payment shall be increased to the extent necessary to ensure that the Bank receives on the due date a sum equal to the sum which it would have received had the Borrower not been required to make such a deduction or withholding.

6.3	If any payment should become due on a day which is not a Business Day the due date for such payment shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the due date shall be the preceding Business Day.

6.4	If the Bank exercises its right to convert any Foreign Currency utilisation to Sterling pursuant to the provisions of this Agreement any payments made by the Borrower after such conversion shall be made in Sterling unless otherwise agreed by the Bank. Following such conversion, any sums received or recovered by the Bank in a currency other than Sterling will be converted to Sterling at the prevailing market rate of exchange as determined by the Bank on the date of receipt.

7	INCREASED COSTS

7.1	If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its obligations hereunder):-

(a)	the Bank incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available; or

(b)	the Bank is unable to obtain the rate of return on its overall capital which it would have been able to achieve but for its entering into this Agreement, performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available; or

(c)	there is any increase in the cost to the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Facility; or

(d)	the Bank incurs a cost as a result of its having made the Facility available or the Bank becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Facility and/or any sum received or receivable by it hereunder, or any liability in respect of any such payment is imposed, levied or assessed against the Bank, then the Borrower shall from time to time within three Business Days of a demand by the Bank, pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (i) such costs, (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Bank attributable to its obligations hereunder), (iii) such increased costs (or such proportion of such increased costs as is, in the opinion of the Bank, attributable to its funding the Facility), or (iv) such cost or liability (or such proportion thereof as is, in the opinion of the Bank, attributable to making the Facility available).

7.2	If the Bank makes a claim pursuant to Clause 7.1 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrower a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.

8	CONDITIONS PRECEDENT

8.1	The Bank will not make the Facility available for utilisation (subject to Clause 5) until it has received and is satisfied with the following:-

(a)	the duplicate of this Agreement signed on behalf of the Borrower;

(b)	a certified copy of the Resolution of the Board of Directors of the Borrower approving the transaction contemplated by this Agreement and authorising a specified person/s to:-

(i)	sign this Agreement on behalf of the Borrower;

(ii)	negotiate any utilisation under this Agreement on behalf of the Borrower;

(iii)	sign and/or endorse any documents required under or in connection with this Agreement on behalf of the Borrower together with a specimen of the signature of the person/s so authorised.

(c)	an executed copy of the Sale and Purchase Agreement; and

(d)	copies of all due diligence undertaken by the Borrower in respect of the Acquisition.

8.2	The Bank shall furthermore not be obliged to make the Facility available unless the following conditions are satisfied:-

(a)	the availability as security for the Facility of any existing security is confirmed to the Bank’s satisfaction;

(b)	no Event of Default (or event which with the giving of notice, lapse of time or other conditions may constitute an Event of Default) has occurred and is continuing or might result from any utilisation under the Facility; and

(c)	the representations and warranties in Clause 9 are true with respect to the facts and circumstances then existing.

9	REPRESENTATIONS AND WARRANTIES

9.1	The Borrower represents and warrants (save as disclosed to and agreed by the Bank) that:-

Status

(a)	it is duly incorporated and validly existing and has power to own its property and assets and carry on its business as presently conducted;

Powers and Authority

(b)	it has power to execute, deliver and perform its obligations under this Agreement and any security provided by it pursuant to Clause 12, all necessary corporate, shareholder or other action has been taken to authorise the execution, delivery and performance of this Agreement and of any security provided, and no limitation on the powers of the Borrower or the powers of its Directors shall be exceeded as a result of any utilisation under the Facility;

Legal Validity

(c)	this Agreement and any security provided by it pursuant to Clause 12 constitute legal, valid and binding obligations on it;

Non-Conflict

(d)	the entry into and performance of the terms and conditions of this Agreement and of any security provided by it pursuant to Clause 12 do not and shall not contravene or conflict with its memorandum and articles of association, any law, statute, regulation or other instrument binding on it or any of its assets, or any agreement or document to which it is a party or is binding on it or any of its assets;

Authorisations and Compliance

(e)	it and its Subsidiaries hold and are in compliance with (i) all material and necessary licences, permits, consents or other authorisations required for conducting their business and (ii) all material applicable laws and regulations or other legal requirements;

Breach of Other Agreements

(f)	it is not (nor with the giving of notice, lapse of time or satisfaction of any other condition would be) in breach of or in default under any agreement or document to which it is party or by which it or any part of its assets may be bound which could have a material adverse effect on the business, assets or financial condition of the Borrower or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12;

Accounts

(g)	the Base Accounts/its latest audited financial statements and where appropriate the latest consolidated audited financial statements of the Group as provided to the Bank have been prepared in accordance with GAAP and fairly represent its financial condition and where appropriate the financial condition of the Group and there has been no material adverse change in its business or financial condition or the business or financial condition of the Group since the date of those financial statements;

Litigation

(h)	no litigation, arbitration or administrative proceeding is taking place (including without limitation any action under any environmental law or regulation), pending or to the knowledge of its officers threatened against it or its Subsidiaries or any part of their undertaking, assets or revenues which could have a material adverse effect on their business, assets or financial condition or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12;

Encumbrances

(i)	no charges or other encumbrances in the nature of a security interest exist on its assets or the assets of any of its Subsidiaries other than any charges or encumbrances in favour of the Bank or, in connection with a Stocking Facility;

Environment

(j)	it and its Subsidiaries:-

(i)	are in compliance with all applicable material environmental laws, regulations and practices;

(ii)	hold and are in compliance with all necessary licences, permits, consents or other authorisations essential for the conduct of their business; and

(iii)	have not previously conducted nor are currently conducting their business in any manner which could form the basis of any material environmental claim against them where failure not to do so would constitute a Material Adverse Effect; and

No Default

(k)	no Event of Default has occurred.

Repetition

9.2	The representations and warranties contained in Clause 9.1 shall survive the signing of this Agreement and shall be deemed repeated on each utilisation under this Agreement.

10	UNDERTAKINGS
10.1	The undertakings in this Clause 10 shall continue in effect for so long as this Agreement remains in force.

10.2	Financial Information

(a)	The Borrower shall supply to the Bank:-

(i)	as soon as they become available but in any event no later than the 31 October 2006 the audited financial statements of the Borrower and the consolidated audited financial statements of the Group for the year ended 31 December 2005 and as soon as they become available but in any event not later than 31 October in each subsequent year the audited financial statements of the Borrower and the consolidated audited financial statements of the Group for its previous financial year;

(ii)	as soon as they become available but in any event within 30 days after the end of the accounting period to which they relate, and in a format acceptable to the Bank, management accounts of the Borrower and the consolidated management accounts of the Group incorporating balance sheet and profit and loss account and cash flow statement;

(iii)	promptly all notices or other documents sent by the Borrower to its shareholders and/or its creditors;

(iv)	promptly such further information in the possession of the Borrower regarding the financial condition and operations of the Borrower and the Group as the Bank may reasonably request; and

(v)	on each occasion financial statements and management accounts are supplied to the Bank pursuant to this Clause for the periods ending 31 March, 30 June, 30 September and 31 December in each year, a certificate, in a format acceptable to the Bank, signed by the Finance Director and one other Director of the Borrower confirming compliance or otherwise with the financial covenants detailed in Clause 11.1 outlining the financial covenant levels and including detailed workings.

(b)	The Borrower undertakes to ensure that all accounts and other financial information submitted to the Bank pursuant to Clause 10.2(a) are prepared consistently and in accordance with GAAP.

Notification of Default

10.3	The Borrower shall notify the Bank of any Event of Default immediately upon becoming aware of its occurrence.

Pari Passu Ranking

10.4	The Borrower undertakes that its obligations under this Agreement rank and will rank at least pari passu with all its unsubordinated and unsecured indebtedness (except for indebtedness which is preferred by operation of law and not by contract) and/or indebtedness incurred pursuant to Stocking Facilities.

Negative Pledge

10.5	The Borrower shall not, nor shall it permit any of its Subsidiaries to, create nor permit to subsist any Security Interest on the whole or any part of the present or future assets of the Borrower or its Subsidiaries except:-

(a)	any Security Interest created under the Finance Documents;

(b)	any Security Interest created pursuant to, or in connection with a Stocking Facility;

(c)	any right of set-off or lien, in each case arising by operation of law;

(d)	any retention of title to goods supplied to a member of the Group in the ordinary course of its trading activities;

(e)	any right of set-off over credit balances on bank accounts of any member of the Group created in order to facilitate the operation of those bank accounts and other bank accounts of other members of the Group arising in the ordinary course of the banking arrangements of the Group;

(f)	any agreement entered into by a member of the Group in the ordinary course of its trading activities to sell or otherwise dispose of any asset on terms whereby that asset is or may be leased to or re-acquired or acquired by any member of the Group;

(g)	any Security Interest over an asset of a company which becomes a Subsidiary of the Borrower (other than by reason of its incorporation) after the date of this Agreement, being an Security Interest which is in existence at the time at which that company becomes such a Subsidiary but only if (i) that Security Interest was not created in contemplation of that company becoming such a Subsidiary, (ii) the principal amount secured by that Security Interest has not been and shall not be increased and (iii) that Security Interest is discharged within 6 months of the date on which that company became such a Subsidiary;

(h)	any Security Interest over an asset acquired by a member of the Group after the date of this Agreement and subject to which that asset is acquired but only if (i) that Security Interest was not created in contemplation of its acquisition by that company, (ii) the amount secured by that Security Interest has not been increased in contemplation of, or since the date of, its acquisition by that company and (iii) that the Security Interest is discharged within 6 months of the date of its acquisition by that company; and

(i)	any Security Interest notified to the Bank in writing prior to the date of this Agreement except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that notification.

Other Obligations

10.6	The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur any Financial Indebtedness except:-

(a)	Financial Indebtedness owed to the Bank including, without limitation, Financial Indebtedness under any Finance Document;

(b)	any Financial Indebtedness created pursuant to, or in connection with a Stocking Facility;

(c)	Financial Indebtedness pursuant to finance leases or hire purchase agreements in connection with the provision of loan cars;

(d)	Financial Indebtedness between members of the Group;

(e)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of 12 months from the date of acquisition; or any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(f)	Financial Indebtedness existing at the date of this Agreement; and

(g)	any other obligations subordinated to the Bank.

Material Change in Business

10.7	The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the nature of its business as presently conducted except with the prior written consent of the Bank.

Disposal of Assets

10.8	The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, lease (or where a lease is already in existence, consent to the lease being assigned) or otherwise dispose of all or a substantial part of the assets of the Borrower or its Subsidiaries except:-

(a)	in the ordinary course of its trading activities (including, for the avoidance of doubt, any sale and leaseback transactions);

(b)	where the proceeds of the disposal are used within 12 months of that disposal for the purchase of an asset to replace directly the asset the subject of that disposal;

(c)	a disposal of an asset which is obsolete for the purpose for which such an asset is normally utilised; or

(d)	a disposal on arm’s length terms of any of the Franchises

(e)	where the net proceeds of any disposal are used to reduce or repay Bank Indebtedness;

(f)	a disposal with the prior written consent of the Bank;

(g)	a disposal on arm’s length terms where the aggregate value of the assets the subject of a disposal by a member of the Group other than in accordance with paragraphs (a) to (c) above in any financial year of the Borrower does not exceed £1,000,000 (for the purposes of this paragraph, the value of any asset shall be the greater of its book value and the consideration received for it); or

(h)	disposals with a book value not exceeding £10,000,000 individually or an aggregate book value not exceeding £30,000,000 in any one financial year.

Mergers

10.9	The Borrower may not enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-Group re-organisation on a solvent basis or other transaction agreed by the Bank.

Acquisitions

10.10	The Borrower shall not, nor shall it permit any of its Subsidiaries to make any acquisition or investment except:-

(a)	acquisitions or investments made in the ordinary course of trade;

(b)	acquisitions or investments up to an amount of £20,000,000 (per acquisition or investment); and

(c)	acquisitions or investments with the prior consent of the Bank. Any request for consent to include projections including forward testing of the Financial Covenants set out in Clause 11.

Loans

10.11	The Borrower shall not, nor shall it permit any of its Subsidiaries to make any loan or grant credit to or for the benefit of any person except:-

(a)	amounts of credit allowed by any member of the Group in the normal course of its trading activities;

(b)	loans made by any member of the Group to another member of the Group;

(c)	loans made by a member of the Group to its employees where such loans do not, when aggregated with all such loans made by all members of the Group, exceed £200,000 at any time; or

(d)	the issue of vendor loan notes pursuant to an acquisition.

Dividends

10.12	The Borrower may not make, pay or declare any dividend except with the prior written consent of the Bank, such consent not to be unreasonably withheld or delayed if the Financial Covenants set out in Clause 11 of this Agreement have been complied with.

UAG Inc Loan

10.13	The Borrower procures that UAG UK Holdings Limited will not repay any loan granted to it by UAG Inc except with the prior written consent of the Bank, such consent not to be unreasonably withheld or delayed if the Financial Covenants set out in Clause 11 of this Agreement have been complied with or unless all amounts due under Bank Indebtedness have been repaid in full and cancelled.

Security

10.14	The Borrower shall, as soon as is practicable and in any event not later than the date which is 150 days after the date of completion of the Acquisition, ensure that:-

(a)	the security referred to in Clause 12.1(b) has been completed to the Bank’s satisfaction;

(b)	all necessary provisions and procedures as detailed in Sections 151 to 158 of the Companies Act 1985 regarding the financial assistance to be provided by the Target and if appropriate its Subsidiaries have been completed, where applicable, to the satisfaction of the Bank and its legal advisers; and

(c)	a report in the form as set out in Schedule 2 has been provided to the Bank by the auditors of the Target and, if appropriate, its Subsidiaries.

Material Subsidiaries

10.15	The Borrower procures that any member of the Group that becomes a Material Subsidiary shall within 150 days of becoming a Material Subsidiary execute, subject to, and to the extent permitted under, all applicable laws, any additional documents including security documents which the Bank may require, in a form and content satisfactory to the Bank.

Insurances

10.16	The Borrower shall, and shall procure that each of its Subsidiaries shall, effect and maintain such insurance (including if required by the Bank terrorism cover) over its assets and business in such manner and to such extent as is reasonable and customary for a business engaged in the same or a similar activity and the same or similar localities to the Borrower or its Subsidiaries subject to the terms of any security provided by the Borrower or its Subsidiaries.

Environment
10.17	The Borrower shall, and shall procure that each of its Subsidiaries shall:-

(a)	comply with any material applicable environmental laws, regulations or practices and comply with and renew all licences, permits, consents or other authorisations held in respect of the Borrower’s/its Subsidiaries business;

(b)	conduct its business in a manner which cannot form the basis of any material environmental claim against it; and

(c)	promptly notify the Bank of any breach of any environmental material law, regulation or practice or any licence, permit, consent or other authorisation held and remedy at the Borrower’s expense any such breach by use of the best available techniques not entailing excessive cost, save where failure to do so would constitute a Material Adverse Effect.

Authorisations and Compliance
10.18	The Borrower shall, and shall procure that each of its Subsidiaries shall:-

(a)	comply with all material licences, permits, consents or other authorisations required to conduct its business and with all applicable laws, regulations or other legal requirements; and

(b)	promptly notify the Bank of any material breach of (i) any law, regulation or other legal requirement and/or (ii) any licence, permit, consent or other authorisation held, and immediately remedy such breach.

Illegality

10.19	The Borrower shall on receiving notice from the Bank repay the Facility either forthwith or on a future specified date together with interest accrued to the date of repayment and all other amounts payable under this Agreement by the Borrower if any change in or the introduction of any law, regulation, treaty, official directive or rule of any regulatory authority or organisation having jurisdiction or any change in the interpretation or application thereof should render it unlawful or a breach thereof for the Bank to make the Facility available or to give effect to its obligations and exercise its rights contemplated by this Agreement. The Bank reserves the right to convert any Foreign Currency utilisation together with any other sums outstanding in Foreign Currency to Sterling, at the market rate of exchange as determined by the Bank on the relevant day, in the event of the Facility becoming repayable as a result of such happening.

Cash Cover for Bonds

10.20	In the event that the Commitment Period is not extended in terms of Clause 5 or is otherwise terminated the Bank may, (at the end of the Commitment Period or on termination) at its sole discretion, and without prejudice to the other provisions in this Agreement or in any counter indemnity held, call on the Borrower to deposit with and the Borrower will pay to the Bank an amount up to the aggregate of the Maximum Liability under all outstanding Bonds, together with any commission due.

If the Bank requires, at its sole discretion, that any amount paid to the Bank pursuant to this Clause and/or Clause 14.1 will be charged to the Bank as security against any claims made upon the Bank under any Bond outstanding hereunder, the Borrower undertakes to immediately grant or cause to be granted to the Bank security in the Bank’s preferred form over such amounts.

Any sums deposited with or charged to the Bank in terms of this Clause may be applied by the Bank, at its sole discretion, against any claims made upon the Bank under any outstanding Bonds.

11	FINANCIAL COVENANTS

Covenants

11.1	The Borrower undertakes that for each accounting period ending on a compliance date as specified in Clause 11.3 the financial performance of the Group shall have been such that:-

EBITAR:Interest and Rental Payable

(a)	the ratio of Consolidated EBITAR to Consolidated Interest and Rental Payable shall not be less than 2:1;

Net Debt:EBITDA

(b)	the ratio of Consolidated Net Borrowings to Consolidated EBITDA less Stocking Interest shall not be more than 3.25:1; and

Capital Expenditure (net of sale and leaseback proceeds)

(c)	Capital Expenditure shall not exceed £50,000,000.

Financial Definitions
11.2	For the purposes of Clause 11.1 the following definitions shall have the meanings shown opposite them:-

"Capital Expenditure” means, in relation to any accounting period of the Group, any amount paid to acquire tangible fixed assets where such expenditure is capitalised on the balance sheet of the Group but excluding:-
(i) net proceeds received from sale and leasebacks;

(ii) (iii) (iv)	rental payments in respect of finance leases; fixed assets acquired through the acquisition of a business; and maintenance payments which are charged to the profit and loss account;

"Consolidated Borrowing Costs” means, in relation to any accounting period of the Group, the aggregate of all interest, commission, fees, and charges payable by the Group in respect of its Consolidated Gross Borrowings during such period including without limitation:-

(i)	capitalised interest;

(ii)	finance lease charges; and

(iii)	dividends on shares issued on the basis that they are or may become redeemable,

but excluding interest payable by associates and joint ventures;

"Consolidated EBIT” means, in relation to any accounting period of the Group, the profit/loss of the Group on ordinary activities before tax and after exceptional items but after adding back:-

(i)	exceptional losses charged below operating profit;

(ii) (iii) (iv)	Consolidated Borrowing Costs (net of capitalised interest and dividends on redeemable shares);
interest payable by associates and joint ventures;
the Group’s share of operating losses arising in associates and joint ventures; and

(v)	the Group’s share of exceptional losses arising in associates and joint ventures;

and after deducting:- (vi) (vii) (viii) (ix)	interest receivable and other similar income; income from fixed asset investments; exceptional gains credited below operating profit; interest receivable by associates and joint ventures;

(x)	the Group’s share of operating profits arising in associates and joint ventures; and

(xi)	the Group’s share of exceptional gains arising in associates and joint ventures,

providing that no amount included, added or deducted shall be taken into account more than once in calculating Consolidated EBIT;

“Consolidated EBITAR” means, in relation to any accounting period of the Group, EBIT plus adding back:-

(i)	amortisation of goodwill and intangibles;

(ii)	rental paid

"Consolidated EBITDA” means, in relation to any accounting period of the Group, EBIT plus adding back:-
(i) amortisation of goodwill and intangibles; and
(ii) depreciation;

"Consolidated Gross Borrowings” means at any time the aggregate of all obligations of the Group for the repayment of money, whether present or future, actual or contingent incurred in respect of:-

(i)	money borrowed from all sources;

(ii) (iii) (iv)	any bonds, notes, loan stock, debentures or similar instruments;
eligible debt securities, bills of exchange or documentary credits;
shares issued on the basis that they are or may become redeemable (at redemption value);

(v)	gross obligations under finance leases;

(vi)	the factoring of debts;

(vii)	guarantees, indemnities or other assurances against financial loss; and

(viii)	amounts raised or obligations incurred in respect of any other transaction which has the commercial effect of borrowing;

"Consolidated Interest and Rental Payable” means, in relation to any accounting period of the Group, Consolidated Borrowing Costs plus rental paid and due to be paid by the Group;

"Consolidated Net Borrowings” means at any time Consolidated Gross Borrowings less:-

(i)	consolidated cash at bank and in hand;

(ii)	any such obligations in respect of any loan from UAG Inc. or any other member of the Group which is subordinated to amounts owing under Bank Indebtedness;

(iii)	any such obligations in respect of Stocking Finance;

"Stocking Finance” means at any time all funding provided to any member of the Group for vehicle stock, used demonstrators and consignment stock; and

"Stocking Interest” means, in relation to any accounting period of the Group, interest charged on funding provided for vehicle stock, used demonstrators and consignment vehicles.

Compliance Dates
11.3	The dates for compliance with Clause 11.1 are :-

(a)	each date as at which the financial statements produced pursuant to Clauses 10.2(a)(i) are prepared;

(b)	each quarter date as at which the management accounts produced pursuant to Clause 10.2(a)(ii) are prepared; and

(c)	each date as at which any additional accounts produced pursuant to Clause 10.2(a)(iv) are prepared,

in each case commencing with the financial statements/accounts produced for the period ending 31 December 2006.

Calculation

11.4

(a)	The calculation of the financial covenants detailed in Clause 11.1 shall be in accordance with the accounting principles and policies applied in connection with the Base Accounts and shall be confirmed by the Bank with reference to the financial statements/accounts/compliance certificates produced pursuant to Clause 10.2(a).

(b)	The calculation of the financial covenants detailed in Clause 11.1 which are undertaken with reference to management accounts produced in accordance with Clause 10.2(a)(ii) shall be based on cumulative figures for the 12-month period (including earnings of acquisitions on a pro-rata basis) ended on each relevant date for compliance.

Consistent Application of Accounting Principles

11.5	If any member of the Group (a) changes its accounting policies as applied in connection with the preparation of the Base Accounts whether as a result of a change in GAAP or otherwise, and/or (b) changes its financial year end, the Borrower shall immediately notify the Bank of the change to enable the Bank to determine whether the change affects the financial covenants detailed in Clause 11.1. The Borrower and the Bank shall at the Bank’s request negotiate in good faith with a view to agreeing such amendments to the financial covenants and/or the relevant definitions as set out in Clause 11.2 as may be necessary to provide the Bank with protection comparable to that granted as at the date of this Agreement. Any such amendments will be documented by means of a supplementary agreement between the Borrower and the Bank.

Computation

11.6	If there is any dispute as to any computation under this Clause 11 (including any amendment sought pursuant to Clause 11.5) or as to the interpretation of any of the relevant definitions in Clause 11.2, the decision of the Bank shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Duration

11.7	The financial covenants set out in this Clause 11 shall remain in force so long as the Facility is available to the Borrower.

12	SECURITY

12.1	The obligations of the Borrower to the Bank under this Agreement shall be secured by:-

(a)	all existing security held by the Bank for the Borrower’s liabilities including:-

(i)	Debentures by and an Unlimited Inter Company Guarantee with Accession between the Borrower, United Auto Group UK Limited, Aston Green Limited, Sytner Cars Limited, Guy Salmon Jaguar Limited, Sytner Limited, Prophets Garage Limited, Sytner Holdings Limited, Yarnolds of Stratford Limited, Goodman Leeds Limited, Kings Motors Limited, R Stratton & Co Ltd., R Stratton (Knutsford) Limited, Hughenden Motor Company Limited, Hallamshire Motor Company Limited, Sytner Sheffield Limited, Cruickshank Motors Limited, Graypaul Motors Limited, Sytner Finance Limited, Guy Salmon Highgate Limited, Sytner London Limited, Sytner of Leicester Limited, Sytner Coventry Limited, William Jacks Limited, William Jacks Properties Limited, Ascot Garage Co.Limited, F.W. Mays & Co. Limited, Sandridge Limited, W. A. Hatfield Limited, Prophets (Gerrards Cross) Limited and Pearlshadow Limited (as amended from time to time).

(b)	security in the Bank’s preferred form as follows:-

(i)	Debentures by the Target and its Subsidiaries; and

(ii)	an Accession Agreement to the Unlimited Inter Company Composite Guarantee with Accession referred to in Clause 12.1(a)(i) by the Target and its Subsidiaires.

(c)	all future security which the Bank may from time to time hold for the Borrower’s liabilities.

12.2	For the avoidance of doubt the Borrower acknowledges that all security held and to be held by the Bank shall unless the security document expressly states otherwise secure all the liabilities of the Borrower to the Bank of whatsoever nature.

13	SET OFF, RETENTION AND APPROPRIATION

13.1	In addition to any other rights to which it may be entitled, including rights under any guarantee or security, the Bank may retain, set off or appropriate any credit balances (whether current or not yet due) on any accounts the Borrower may have with the Bank against its liabilities under the Facility and any counter indemnity(ies), or any other obligations the Borrower may owe to the Bank whether present, future, actual or contingent.

13.2	The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to Sterling at the prevailing market rate of exchange any balance which is in a currency other than Sterling.

14	EVENTS OF DEFAULT

14.1	In the event that:-

Non Payment

(a)	the Borrower fails to repay any Fixture and/or interest thereon on the due date; or

(b)	a counter indemnity(ies) is not granted to the Bank in terms of Clause 4.3 or the Bank is not reimbursed on demand in respect of any Bond in terms of which the Bank has implemented its obligations and where appropriate the Bank is not prepared to exercise its discretion to debit the Borrower’s account in terms of the relative counter indemnity; or

(c)	the Borrower fails to pay any other amount payable under this Agreement within 3 Business Days of its due date; or

Misrepresentation

(d)	any representation or warranty made or repeated by the Borrower in this Agreement is or proves to have been incorrect in any material respect when made or repeated; or

Breach of Other Obligations

(e)	the Borrower fails to comply with any material provision of this Agreement or any counter indemnity or the Borrower or any other grantor of security/a counter indemnity fails to comply with any provision of the security/counter indemnity provided pursuant to Clause 12/Clause 4.3 and, where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Bank within 7 Business Days of the Bank giving notice to the Borrower or other grantor requiring the Borrower or other grantor to remedy the same; or

Cross Default

(f)	the Borrower or any of its Subsidiaries defaults in the performance of any other agreement for borrowed monies in excess of £1,000,000 so as to accelerate or render capable of acceleration the due date of repayment thereunder or such borrowed monies are not repaid in full on the due date or repayment of any such borrowed monies is due on demand and is not paid in full forthwith on such demand being made; or

Insolvency and Analogous Proceedings

(g)	the Borrower or any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

(h)	any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Group having a value of at least £500,000 and such process is not discharged within 14 days; or

(i)	a receiver or similar officer is appointed of the whole or any part of the assets of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of the Borrower or any of its Subsidiaries or any analogous event takes place under another jurisdiction; or

(j)	any order is made or any resolution is passed or application is made or a petition is presented or other steps are taken in any jurisdiction for:-

(i)	the winding up, dissolution or liquidation of the Borrower or any of its Subsidiaries other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Bank in writing; or

(ii)	the making of an administration order or there is given to the Bank or any other person a notice (whether formal or informal) of intention to appoint an administrator or any such appointment is made in relation to the Borrower or any of its Subsidiaries; or

(k)	any steps are taken by another creditor to repossess any goods in the possession of the Borrower or any of its Subsidiaries under any hire purchase, conditional sale, leasing, retention of title or similar agreement; or

Franchise Agreements

(l)	a breach occurs under any a Material Franchising Agreement which has a Material Adverse Effect.

Material Adverse Change

(m)	any event occurs which in the reasonable opinion of the Bank will have a Material Adverse Effect on the ability of the Borrower to comply with its obligations under this Agreement then in any such case and at any time thereafter while such event is continuing the Bank may by written notice to the Borrower declare:-

(i)	any Fixtures then outstanding together with all accrued interest; and

(ii)	all other sums owing and/or liabilities (whether contingent or otherwise) under this Agreement or under any counter indemnity to be immediately due and payable whereupon the same shall become due and payable; and without prejudice to the other provisions of this Agreement or any counter indemnity held call on the Borrower to deposit with the Bank an amount equal to the aggregate of the Maximum Liability under all outstanding Bonds including any commission due pursuant to the provisions of Clause 10.20.

14.2	In the event that the Facility becomes due and payable as a result of the happening of any of the events detailed in Clause 14.1 the Bank reserves the right to convert any Foreign Currency utilisation together with any other sums outstanding in Foreign Currency to Sterling at the market rate of exchange as determined by the Bank on any relevant day.

14.3	Interest and/or commission and/or other costs, expenses and fees shall continue to be charged on any utilisations under this Agreement until the Facility is repaid and the Bank has no further actual, contingent or prospective liability under all outstanding Bonds and the outstanding interest, commission and other sums due in terms of this Agreement are paid in full.

15	FEES EXPENSES AND INDEMNITIES

15.1	The Borrower shall meet all costs, charges and expenses incurred (including the fees and expenses of any legal advisers whether directly employed by the Bank or who provide other services to the Bank) in connection with:-

(a)	the preparation and execution of this Agreement;

(b)	the constitution and discharge of the security detailed in Clause 12 and any further security granted in favour of the Bank pursuant to Clause 12;

(c)	the enforcement or preservation of the Bank’s rights under this Agreement, the security held by the Bank in terms of Clause 12 and any counter indemnities provided in terms of Clause 4 (including but not limited to the expense of taking any step to enforce any of its rights or to communicate with the Borrower after any breach of this Agreement or any security held by the Bank in terms of Clause 12 or any counter indemnities provided in terms of Clause 4). For the avoidance of doubt, such costs charges and expenses shall include any internal management and administrative costs incurred by the Bank; and

(d)	the compliance with the Companies Act 1985 provisions as detailed in Clause 10.14(b) and the provision of the report as detailed in Clause 10.14(c).

15.2	The Borrower shall indemnify the Bank against any loss (including loss of margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:-

(a)	the occurrence of any Event of Default; or

(b)	any Fixture being repaid other than on maturity; or

(c)	the Bank acting on telephone instructions provided by the Borrower; or

(d)	the Bank converting any Foreign Currency utilisation outstanding to Sterling pursuant to this Agreement including in any such case but not limited to any loss or expense sustained or incurred in making available, maintaining or funding any Fixture or in liquidating or re-employing deposits acquired to make available, maintain or fund any such Fixture.

15.3	The Borrower shall pay to the Bank an arrangement fee of £315,000 on the date which is the earlier of (i) the date on which the Borrower first utilises the Facility and (ii) the date which is 5 Business Days after this Agreement is signed on behalf of the Borrower.

15.4	The Borrower shall pay to the Bank a commitment commission calculated at the rate of 35% of the applicable Margin per annum on that part of the Facility which remains undrawn from time to time. The commitment commission shall be charged with effect from the date of this Agreement and on the basis of actual days elapsed and a year of 365 days. Any sum due in respect of commitment commission shall be debited to a current account in the name of the Borrower with the Bank quarterly in arrears.

15.5	In the event that the Borrower cancels the Facility or any part thereof within 12 months of the date on which the Acquisition is completed, as a result of the Borrower refinancing the Facility with another financial institution the Borrower shall make an additional payment to the Bank equivalent to 1% of the sum cancelled.

16	NOTICES

16.1	Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter, telex or facsimile transmission) and shall be given:-

(a)	in the case of the Borrower to its registered office; and

(b)	in the case of the Bank to the Bank Office.

16.2	Every notice or other communication shall be deemed to have been received:-

(a)	in the case of a letter when delivered personally or two days after its posting by first class post; and

(b)	in the case of a telex or facsimile transmission when despatched.

17	MISCELLANEOUS
17.1	The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

17.2

(a)	If the Borrower maintains an account with the Bank then the Bank shall be entitled to debit any amounts payable by the Borrower under this Agreement including interest, commission and unpaid fees and expenses to such account.

(b)	If the Borrower does not maintain an account with the Bank then the Borrower shall be required by the Bank to make such arrangements as the Bank may require in respect of payments required under this Agreement, including, without limitation, the opening of a feeder account for the purpose of collecting funds for the payment of all sums due under this Agreement and to which the Bank may debit any amounts payable by the Borrower under this Agreement including interest, commission and unpaid fees and expenses (whether or not this results in an overdrawn balance on such feeder account). Interest on any overdrawn balances on such feeder account shall be charged at the Bank’s prevailing unauthorised borrowing rate (currently 29.5% per annum but subject to variation from time to time).

17.3	No delay or omission on the part of the Bank in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

17.4	If a change in a currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Bank determines is necessary to reflect the change.

17.5	If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

17.6	RBS is authorised to act as the agent for the Bank in connection with the administration of the Facility and the Borrower agrees that RBS may act as agent for and on behalf of the Bank in the performance of administrative functions under this Agreement. Where actions require to be performed, consents given or notices given or received by the Bank hereunder they may, at the option of the Bank, be performed by RBS acting as agent for the Bank and for the purposes of this Agreement will be deemed to be actions of the Bank.

18	LAW

18.1	This Agreement shall be governed by and construed in accordance with the laws of England.

In Witness whereof this Agreement is executed by the duly authorised representatives of the Bank and the Borrower.

For and on behalf of RBS acting as agent for the Bank

Signature Jason Necker

Date 31 August 2006

For and on behalf of the Borrower

Signature Mark Carpenter

Date 31 August 2006

Schedule 1

(1)	The Margin payable by the Borrower pursuant to Clause 3.4 will be determined by reference to the financial covenant detailed in (2) below, as evidenced by the certificate of compliance delivered to the Bank pursuant to Clause 10.2(a)(v) (the “Certificate of Compliance”) for each relevant date for compliance detailed in Clause 11.3.

(2)	The Margin for the Facility will be as set out in Column B below and shall be determined against the ratio of Consolidated Net Borrowings to Consolidated EBITDA as set out in Column A below:-

Column A	Column B
Greater than or equal to 3:1	1.25%

Greater than or equal to 2.5:1	1.1%

Greater than or equal to 2:1	0.95%

Greater than or equal to 1.5:1	0.85%

Greater than or equal to 1:1	0.75%

Less than 1:1	0.65%

(3)	Any reduction in the Margin shall be effective from the from the next Business Day following the date on which the Bank receives the Certificate of Compliance evidencing such ratio provided that no Event of Default has occurred and is continuing.

(4)	In the event that a reduction in the Margin has taken place and the ratio of Consolidated Net Borrowings to Consolidated EBITDA subsequently exceeds the ratio required to qualify for such Margin, the Margin shall be increased to the figure detailed in Column B above opposite the relevant ratio quoted in Column A above, with effect from the next Business Day following the date on which the Bank receives the Certificate of Compliance evidencing such ratio.

(5)	For the purposes of this Schedule 1, “Consolidated EBITDA” and “Consolidated Net Borrowings” shall be as defined in Clause 11.2 of this Agreement and all other words and meanings shall be as defined in Clause 1.2 of this Agreement.

Schedule 3

SYTNER BMW/MINI Nottingham	GUY SALMON LANDROVER Sheffield

SYTNER BMW/MINI Leicester	GUY SALMON LANDROVER Leeds

SYTNER BMW/MINI Sheffield	GUY SALMON LANDROVER Coventry

SYTNER BMW/MINI Solihull	GUY SALMON LANDROVER Stratford

SYTNER BMW/MINI Coventry	GUY SALMON LANDROVER Knutsford

SYTNER BMW/MINI City	GUY SALMON LANDROVER Wakefield

SYTNER BMW/MINI High Wycombe	GUY SALMON LANDROVER Stockport

SYTNER BMW/MINI Chigwell	Tollbar Volvo Coventry

SYTNER BMW/MINI Harold Wood	Tollbar Volvo Warwick

SYTNER BMW/MINI Sunningdale	Audi Leeds

Sytner Rolls Royce Sunningdale	Audi Wakefield

MERCEDES-BENZ OF Bristol	Audi Bradford

MERCEDES-BENZ OF WSM	Audi Harrogate

MERCEDES-BENZ OF Newbury	Audi Slough

MERCEDES-BENZ OF Swindon	Audi Reading

MERCEDES-BENZ OF Bath	Audi Guildford

MERCEDES-BENZ OF Gloucester	Audi West London

MERCEDES-BENZ OF Milton Keynes	Audi Victoria

MERCEDES-BENZ OF Kettering	Lexus Leicester

MERCEDES-BENZ OF Northampton	Lexus Oxford

MERCEDES-BENZ OF Bedford	Lexus Birmingham

Kings KINGS CHRYSLER-JEEP Manchester	Lexus Bristol

Varsity CHRYSLER-JEEP Oxford	Lexus Cardiff

KINGS CHRYSLER-JEEP Gloucester	Lexus Milton Keynes

KINGS CHRYSLER-JEEP Swindon	Toyota World Birmingham

KINGS CHRYSLER-JEEP Bristol	Toyota World Tamworth

Guy Salmon Jaguar Thames Ditton	Toyota World Bristol Central

Guy Salmon Jaguar Ascot	Toyota World Bristol North

Guy Salmon Jaguar Gatwick	Toyota World Cardiff

Guy Salmon Jaguar Maidstone	Toyota World Newport

GUY SALMON LANDROVER Thames Ditton	Toyota World Bridgend

GUY SALMON LANDROVER Ascot	Graypaul Ferrari/Maserati Nottingham

GUY SALMON LANDROVER Gatwick	Graypaul Ferrari/Maserati Edinburgh

GUY SALMON LANDROVER Maidstone	Porsche Centre Mid-Sussex

GUY SALMON LANDROVER Portsmouth	Porsche Centre Silverstone

Hapstead Volvo Gatwick	Porsche Centre Edinburgh

Hapstead Volvo Croydon	Porsche Centre Glasgow

Hapstead Volvo Horsham	Bentley Manchester

Tollbar Volvo Twickenham	Bentley Birmingham

Honda Redhill	Bentley Edinburgh

Guy Salmon Jaguar Coventry	Saab Oxford

Guy Salmon Jaguar Northampton

Guy Salmon Jaguar Oxford